DATE:  April 23, 1999

CONTACTS:     Richard F. Komosinski, President and CEO
              Joseph D. Roberto, Vice President, Treasurer and CFO

PHONE:  914-965-2500


FOR IMMEDIATE RELEASE


             YONKERS FINANCIAL CORPORATION REPORTS EARNINGS
        FOR THE QUARTER AND SIX MONTHS ENDED MARCH 31, 1999 AND
           DECLARES QUARTERLY CASH DIVIDEND OF $0.08 PER SHARE

Yonkers, New York - April 23, 1999, Yonkers Financial Corporation (NASDAQ: YFCB) (the "Company"), the holding company for The Yonkers Savings and Loan Association, FA (the "Association"), reported net income of $667,000, or $0.27 diluted earnings per common share for the second fiscal quarter ended March 31, 1999, compared to net income of $688,000, or $0.25 diluted earnings per common share for the second fiscal quarter ended March 31, 1998. Net income for the six months ended March 31, 1999 amounted to $1.3 million or $0.54 diluted earnings per common share compared to $1.5 million or $0.54 diluted earnings per common share for the six months ended March 31, 1998.

The Company also announced that the Board of Directors, at its April 20, 1999 meeting, declared a cash dividend of $0.08 per share, payable May 21, 1999 to holders of record as of May 5, 1999. The dividend represents the Company's twelfth consecutive quarterly cash dividend since converting to stock form. Richard F. Komosinski, the Company's President and Chief Executive Officer, said, "Given the challenges of operating in an intensely competitive marketplace along with the continued expansion of our franchise, we are pleased with our financial results for the first half of fiscal 1999.

Total assets at March 31, 1999 amounted to $382.2 million, a decrease of $829,000 from $383.0 million at September 30, 1998. However, loans and deposits, representing the foundation of the Company's retail franchise, increased significantly during this period.

Securities at March 31, 1999 decreased $25.0 million to $143.5 million from $168.5 million at September 30, 1998, while cash and cash equivalents increased $5.0 million to $9.2 million at March 31, 1999 from $4.2 million at September 30, 1998. Overall, total loans (loans receivable and mortgage loans held for sale) increased $19.4 to $216.7 million at

March 31, 1999 from $197.3 million at September 30, 1998. The loan growth during the six months ended March 31, 1999 represents loan originations of $69.6 million, offset by principal collections of $20.8 million, loans sold of $29.3 million and loans transferred to real estate owned of $152,000.

Deposit liabilities increased $22.0 million to $253.2 million at March 31, 1999 from $231.2 million at September 30, 1998. Borrowings decreased $21.8 million to $86.0 million at March 31, 1999 from $107.8 million at September 30, 1998.

Stockholders' equity amounted to $41.8 million at March 31, 1999 a $52,000 decrease from September 30, 1998. The decrease is primarily attributable to net income retained after dividends of $932,000, a combined increase of $360,000 relating to the employee stock ownership plan and the management recognition plan, offset by a decrease of $1.3 million in the after-tax net unrealized gain on available-for-sale securities. The ratio of stockholders' equity to total assets increased to 10.92% at March 31, 1999 from 10.91% at September 30, 1998. Book value per share (computed based on total shares issued less treasury shares) was $15.29 at March 31, 1999, a decrease from $15.33 at September 30, 1998.


Net interest income for the three months ended March 31, 1999 remained relatively stable at $2.9 million, a slight decrease of $60,000 from the prior year's quarter. Net interest income for the six months ended March 31, 1999 totaled $5.7 million as compared to $6.0 million for the six months ended March 31, 1998. The decreases reflect a decline in net interest-earning assets (total interest-earning assets less total interest-bearing liabilities), and declines in the average interest rate spread to 2.61% and 2.58% for the three and six months ended March 31, 1999, respectively, from 2.88% and 3.03% for the prior year's respective periods. The decline in the average interest rate spread primarily reflects lower asset yields from the origination of new mortgage loans (including refinancings) in the current lower interest rate environment. The Company's net interest margin decreased to 3.08% and 3.07% for the three and six months ended March 31, 1999, respectively, from 3.53% and 3.69% for the three and six months ended March 31, 1998.

The provision for loan losses was $75,000 for each of the quarters ended March 31, 1999 and 1998. For the six months ended March 31, 1999 and 1998 the provision for loan losses amounted to $150,000 and $250,000, respectively. The provision in each period reflects management's evaluation of the adequacy of the allowance for loan losses. Factors considered include the volume and type of lending conducted, the Company's previous loan loss experience, the known and inherent risks in the loan portfolio, adverse situations that may affect the borrowers' ability to repay, the estimated value of any underlying collateral, and current economic conditions. Non-performing loans totaled $777,000 at March 31, 1999, up from $753,000 at September 30, 1998 and down from $1.1 million at March 31, 1998. The ratio of non-performing loans to total loans receivable was 0.36% at March 31, 1999, compared to 0.41% at September 30, 1998 and 0.71% at March 31, 1998. The allowance for loan losses was $1.5 million or 0.67% of total loans receivable at March 31, 1999, compared to $1.3 million or 0.70% of total loans receivable at September 30, 1998 and $1.2 million or 0.82% at March 31, 1998. The ratio of the allowance for loan losses to non-performing loans was 187.00% at March 31, 1999, compared to 172.91% at September 30, 1998 and 115.52%
at March 31, 1998.

Non-interest income for the three months ended March 31, 1999 increased $278,000 to $526,000, from $248,000 for the comparable period in 1998. For the six months ended March 31, 1999, non-interest income increased $331,000 to $936,000 compared to $605,000 for the same period in the prior year. The increases are primarily attributable to increases in the net gain on sales of loans held for sale, the net gain on sales of securities, other non-interest income, and service charges and fee income. Mortgage loans sold during the six months ended March 31, 1999 amounted to $29.3 million (including $9.2 million in the current quarter) resulting in net gains of $246,000, as compared to loan sales of $35.2 million during the six months ended March 31, 1998 (including $12.3 million in the three months ended March 31, 1998) which resulted in net gains of $194,000. Net gain on sales of securities amounted to $73,000 for the six months ended March 31, 1999 reflecting sales of $17.2 million in available-for-sale securities during the period, while losses of $52,000 were incurred on sales of $6.8 million in the prior year's period. The increase in other non-interest income primarily reflects a $72,000 gain on the sale of loan servicing rights in the current quarter. The increase in service charges and fee income primarily reflects increases in transaction volume.

Non-interest expense increased $304,000 to $2.3 million for the three months ended March 31, 1999, compared to $2.0 million for the three months ended March 31, 1998. For the six months ended March 31, 1999, non-interest expense increased $536,000 to $4.3 million compared to $3.8 million for the same period in the prior year. The current year increases are primarily attributable to increases in compensation and benefits expense and occupancy and equipment expense. Compensation and benefits expense for the six months ended March 31, 1999 increased $304,000 from the prior year primarily due to increased costs relating to additional staffing in the loan department and the two in-store branches, coupled with performance-based increases for certain staff members. The increase of $116,000 in occupancy and equipment expense for the six months ended March 31, 1999 primarily reflects increased costs associated with the establishment of an in-store branch in December 1997 and one in October 1998 and a lending center in November 1998. Included in non- interest expense for the three and six months ended March 31, 1999 were expenses of $70,000 relating to the establishment of a real estate investment trust, Yonkers REIT, Inc. (the "REIT"), a wholly-owned subsidiary of the Association. On March 31, 1999, $119.3 million in real estate loans was transferred from the Association to the REIT. The assets transferred to the REIT are viewed by regulators as part of the Association's assets in consolidation.

Income tax expense was approximately $394,000 for the three months ended March 31, 1999 and $459,000 for the comparable 1998 period, reflecting lower pre-tax income and effective tax rates of 37.1% and 40.0%, respectively. The decrease in the effective tax rate reflects the ancillary benefits from the aforementioned REIT. Under current law, all income earned by the REIT distributed to the Association in the form of a dividend has the effect of reducing the Company's New York State income tax expense. For the six months ended March 31, 1999, income tax expense was approximately $857,000 and $1.0 million for the comparable 1998 period, reflecting lower pre-tax income and effective tax rates of 39.1% and 40.7%, respectively.

The Company was organized in 1995, as the holding company for the Association. The Association currently serves the financial needs of communities in its market area through four traditional retail offices and one lending center located in Yonkers, New York and two in-store branches, located in Wappingers Falls, New York and Yorktown Heights, New York.

The Company's stock trades on The Nasdaq Stock Market under the symbol "YFCB".


                                      -END-

                 YONKERS FINANCIAL CORPORATIOSN AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF INCOME
                                  (Unaudited)
                     (In thousands, except per share data)




                                                 For the Three Months      For the Six Months
                                                    Ended March 31,          Ended March 31,
                                                 ---------------------     ------------------
                                                  1999           1998       1999        1998
                                                 ------         ------     ------      ------


Interest and dividend income:
   Loans                                         $3,785         $3,137     $7,544      $6,218
   Securities                                     2,503          3,008      5,182       5,872
   Other earning assets                             184            101        367         210
                                                 ------         ------     ------      ------
     Total interest and dividend income           6,472          6,246     13,093      12,300
                                                 ------         ------     ------      ------

Interest expense:
   Deposits                                       2,340          2,214      4,721       4,400
   Securities repurchase agreements               1,068          1,036      2,443       1,837
   FHLB advances                                    171             43        180          87
                                                 ------         ------     ------      ------
     Total interest expense                       3,579          3,293      7,344       6,324
                                                 ------         ------     ------      ------
       Net interest income                        2,893          2,953      5,749       5,976

Provision for loan losses                            75             75        150         250
                                                 ------         ------     ------      ------

       Net interest income after provision
         for loan losses                          2,818          2,878      5,599       5,726
                                                 ------         ------     ------      ------
Non-interest income:
   Service charges and fees                         265            212        526         433
   Net gain (loss) on sales of real estate
      mortgage loans held for sale                  181             58        318         194
   Net gain (loss) on sales of securities            70            (37)        73         (52)
   Other                                             10             15         19          30
                                                 ------         ------     ------      ------
      Total non-interest income                     526            248        936         605
                                                 ------         ------     ------      ------
Non-interest expense:
   Compensation and benefits                      1,115            975      2,271        1,967
   Occupancy and equipment                          323            223        551          435
   Federal deposit insurance costs                   35             32         68           64
   Data processing service fees                     169            128        319          259
   Other                                            641            621      1,135        1,083
                                                 ------         ------     ------       ------
      Total non-interest expense                  2,283          1,979      4,344        3,808
                                                 ------         ------     ------       ------

        Income before income tax expense          1,061          1,147      2,191        2,523

Income tax  expense                                 394            459        857        1,027
                                                 ------         ------     ------       ------

       Net income                               $   667           $688     $1,334       $1,496
                                                 ======         ======     ======       ======

Earnings per common share (note 3):
       Basic                                    $  0.27        $  0.26    $  0.54       $ 0.56
       Diluted                                     0.27           0.25       0.54         0.54





                                                                            March 31,        September 30,
                                                                              1999               1998
                                                                            ---------         -------------

 ASSETS
 Cash and cash equivalents:
  Cash and due from banks                                                $      5,177         $      3,195
  Short-term investments                                                        4,031                1,000
    Total cash and cash equivalents                                             9,208                4,195
                                                                         ------------         ------------
 Securities:
  Available for sale, at fair value (amortized cost of $116,590
   at March 31,1999 and $123,317 at September 30, 1998)                       116,258              125,225
  Held to maturity, at amortized cost (fair value of $27,517
   at March 31,1999 and $43,948 at September 30, 1998)                         27,286               43,303
                                                                         ------------         ------------
    Total securities                                                          143,544              168,528
  Real estate mortgage loans held for sale, at lower
    of cost or market value                                                     8,513               13,334
                                                                         ------------         ------------

  Loans receivable, net:
    Real estate mortgage loans                                                202,014              177,783
    Consumer and commercial business loans                                      7,623                7,544
    Allowance for loan losses                                                  (1,453)              (1,302)
                                                                         ------------         ------------
       Total loans receivable, net                                            208,184              184,025
                                                                         ------------         ------------
  Accrued interest receivable                                                   2,288                2,791
  Federal Home Loan Bank  ("FHLB") stock                                        6,426                6,426
  Office properties and equipment, net                                          1,747                1,258
  Other assets                                                                  2,285                2,467
                                                                         ------------         ------------
       Total assets                                                      $    382,195         $    383,024
                                                                         ============         ============

  LIABILITIES AND STOCKHOLDERS' EQUITY
  Liabilities:
    Deposits                                                             $    253,225         $    231,181
    Securities repurchase agreements                                           71,012              107,790
    FHLB advances                                                              15,000                    0
    Deferred income taxes                                                           0                  726
    Other liabilities                                                           1,208                1,525
                                                                         ------------         ------------
       Total liabilities                                                      340,445              341,222
                                                                         ------------         ------------


  Commitments and contigencies

  Stockholders' equity:
    Preferred  stock  (par  value  $0.01 per  share;
     100,000  shares authorized; none issued or
     outstanding)
    Common stock (par value $0.01 per share: 4,500,000
     shares authorized; 3,570,750 shares issued)                                   36                   36
    Additional paid-in capital                                                 35,119               35,044
    Unallocated common stock  held by employee stock
     ownership plan ("ESOP")                                                   (2,000)              (2,142)
    Unamortized awards of common stock under management
     recognition plan ("MRP")                                                    (767)                (846)
    Treasury stock, at cost (839,511 shares at
     March 31, 1999 and 844,511 shares at
     September 30, 1998)                                                      (13,125)             (13,189)
    Retained income, substantially restricted                                  22,686               21,754
    Net unrealized gain on available-for-sale
     securities, net of taxes                                                    (199)               1,145
                                                                         ------------         ------------
       Total stockholders' equity                                              41,750               41,802
                                                                         ------------         ------------
       Total liabilities and stockholders' equity                        $    382,195         $    383,024
                                                                         ============         ============